Exhibit 99.1

Astrotech Corporation 401 Congress, Suite 1650 Austin, Texas 512.485.9530 fax: 512.485.9531 www.astrotechcorp.com

FOR IMMEDIATE RELEASE

ASTROTECH REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS

▪

GAAP results: net income of $1.3 million (attributable to Astrotech Corporation), on revenue of $6.7 million, or $0.06 per diluted share for the quarter ended September 30, 2013

▪

EBITDA of $1.6 million for the quarter ended September 30, 2013

▪

Astrotech Space Operations (“ASO”), the Company’s core business, supported four missions which launched in the first quarter of 2014:  Advanced Extremely High

Frequency – 3 (AEHF-3), Mobile User Objective System – 2 (MUOS-2), Wideband Global

SATCOM – 6 (WGS-6),  and a classified mission.

Austin, Texas, November 14, 2013– Astrotech Corporation (NASDAQ: ASTC), a leading provider of commercial aerospace services, today announced financial results for its fiscal year 2014 first quarter ended September 30, 2013.

“Our core satellite processing business, Astrotech Space Operations, performed well this quarter as we benefited from a relatively active launch schedule. We continue to deliver on our commitments to our customers and are very pleased with the performance of our team as we finalize the design and fabrication of the GSE project,” said Thomas B. Pickens III, Chairman and CEO of Astrotech. “While our 18-month rolling backlog reflects the final stages in the completion the GSE project, we remain committed to serving our valued customers in delivering the best satellite processing services in the industry.”

First Quarter Results

The Company posted a first quarter fiscal year 2014  net income of $1.3 million, or $0.06 per diluted share on revenue of $6.7 million compared with a first quarter fiscal year 2013 net loss of $1.4 million, or $(0.07) per diluted share on revenue of $6.1 million.

Update of Ongoing Operations

The Company’s 18-month rolling backlog, which includes contractual backlog, scheduled but uncommitted missions, and the design and fabrication of GSE, was $23.2 million at September 30, 2013. The majority of the revenue at ASO consists of pre-launch satellite processing services, which include hardware launch preparation, advance planning, use of unique satellite preparation facilities and spacecraft checkout, encapsulation, fueling, and transport and design and fabrication of equipment and hardware for space launch activities at our Titusville, Florida and VAFB locations.

Financial Position and Liquidity

Working capital was $6.5 million as of September 30, 2013, which included $4.4 million in cash and cash equivalents and $6.4 million of accounts receivable.

About Astrotech Corporation

Astrotech is one of the first space commerce companies and remains a strong entrepreneurial force in the aerospace industry. We are leaders in identifying, developing and marketing space technology for commercial use. Our ASO business unit serves our government and commercial satellite and spacecraft customers with pre-launch services on the eastern and western range. 1st Detect Corporation is developing what we believe is a breakthrough miniature mass spectrometer, the MMS-1000™, while Astrogenetix, Inc. is a biotechnology company utilizing microgravity as a research platform for drug discovery and development.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in Astrotech’s Securities and Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. Astrotech assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Eric Stober

Astrotech Corporation

512.485.9530

Tables follow

ASTROTECH CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended September 30,
	2013	2012
	(unaudited)
Revenue	$6,689	$6,128
Cost of revenue	3,086	4,907
Gross profit	3,603	1,221
Operating expenses:
Selling, general and administrative	1,738	2,099
Research and development	805	642
Total operating expenses	2,543	2,741
Income (loss) from operations	1,060	(1,520)
Interest and other expense, net	(52)	(38)
Income (loss) before income taxes	1,008	(1,558)
Income tax expense	—	—
Net income (loss)	1,008	(1,558)
Less: Net loss attributable to noncontrolling interest*	(245)	(141)
Net income (loss) attributable to Astrotech Corporation	$1,253	$(1,417)

Net income (loss) per share attributable to Astrotech Corporation, basic	$0.06	$(0.07)
Weighted average common shares outstanding, basic	19,470	18,951

Net income (loss) per share attributable to Astrotech Corporation, diluted	$0.06	$(0.07)
Weighted average common shares outstanding, diluted	19,578	18,951

*Noncontrolling interest resulted from grants of restricted stock in 1st Detect and Astrogenetix to certain employees, officers and directors. Please refer to the September 30, 2013 10-Q filed with the Securities and Exchange Commission for further detail.

ASTROTECH CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2013	June 30, 2013
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$4,418	$5,096
Accounts receivable, net	6,407	5,317
Prepaid expenses and other current assets	571	503
Total current assets	11,396	10,916
Property and equipment, net	36,494	37,035
Other assets, net	46	51
Total assets	$47,936	$48,002

Liabilities and stockholders’ equity
Current liabilities	$4,868	$6,609
Long-term liabilities	6,564	5,913
Stockholders’ equity	36,504	35,480
Total liabilities and stockholders’ equity	$47,936	$48,002

ASTROTECH CORPORATION AND SUBSIDIARIES

Unaudited Reconciliation of Non-GAAP Measures

(In thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization

	Three Months Ended September 30,
	2013	2012
EBITDA	$1,649	$(987)
Depreciation & amortization	589	507
Interest and other expense, net	52	64
Income tax expense	—	—
Net income (loss)	1,008	(1,558)
Net loss attributable to noncontrolling interest	(245)	(141)
Net income (loss) attributable to Astrotech Corporation	$1,253	$(1,417)

EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-U.S. GAAP financial measure. We included information concerning EBITDA because we use such information when evaluating operating earnings (loss) to better evaluate the underlying performance of the Company. EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating earnings (loss), or cash flow from operations as those terms are defined by U.S. GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA is frequently used as measures of operations and the ability to meet debt service requirements by other companies, our use of this financial measure is not necessarily comparable to such other similarly titled captions of other companies.

###